Circuit City Stores, Inc. Reports Fourth Quarter and Fiscal 2007 Results
                       Company Issues Fiscal 2008 Outlook

Richmond, Va., April 4, 2007 - Circuit City Stores, Inc. (NYSE:CC) today reported results for the fourth quarter and fiscal year ended February 28, 2007.
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Statements of Operations Highlights(a)

                                      Three Months Ended February 28               Twelve Months Ended February 28
                                         2007                2006                  2007                 2006
(Dollar amounts in millions                  % of                  % of                 % of                % of
except per share data)                $      Sales        $        Sales          $     Sales        $      Sales
-------------------------------------------------------------------------    --------------------------------------
Net sales.......................   $3,933.7  100.0%   $3,886.4    100.0%     $12,429.8  100.0%    $11,514.2 100.0%
Gross profit....................   $  934.1   23.7%   $  957.6     24.6%     $ 2,922.8   23.5%    $ 2,810.5  24.4%
Selling, general and administrative
  expenses......................   $  835.9   21.2%   $  728.5     18.7%     $ 2,841.6   22.9%    $ 2,595.7  22.5%
Impairment of goodwill(b).......   $   92.0    2.3%   $      -        -      $    92.0    0.7%    $       -     -
Earnings from continuing
  operations before income taxes   $   14.6    0.4%   $  234.3      6.0%     $    14.8    0.1%    $   233.4   2.0%
Net (loss) earnings from continuing
  operations(b).................   $  (15.2) (0.4)%   $  148.0      3.8%     $   (13.7) (0.1)%    $   147.4   1.3%
Net (loss) earnings.............   $  (12.2) (0.3)%   $  141.4      3.6%     $   (11.8) (0.1)%    $   139.7   1.2%
Net (loss) earnings per share from
  continuing operations.........   $  (0.09)    -     $   0.84        -      $   (0.08)    -      $    0.82     -
Net (loss) earnings per share...   $  (0.07)    -     $   0.81        -      $   (0.07)    -      $    0.77     -

(a) The company has classified results from Rogers Plus(R) stores as results from discontinued operations.
(b) Impairment of goodwill is not tax deductible.

Balance Sheets Highlights

                                                                        February 28
(Dollar amounts in millions)                                       2007        2006             % Change
--------------------------------------------------------------------------------------------   ------------
Cash, cash equivalents and short-term investments............... $  739.5     $  838.0            (12)%
Merchandise inventory........................................... $1,636.5     $1,698.0             (4)%
Merchandise payable............................................. $  922.2     $  850.4              8%
Long-term debt, including current installments.................. $   57.6     $   59.2             (3)%
Stockholders' equity............................................ $1,787.7     $1,954.6             (9)%

Fourth Quarter Summary
o Net sales grew 1.2 percent, driven by new store growth, as comparable store sales declined 0.5 percent compared with a comparable store sales gain of
     11.6 percent in the prior year.
o Results include $144.6 million, or 367 basis points of consolidated net sales, in pre-tax charges associated with the impairment of goodwill, store and facility closures and other restructuring activities.
o Earnings from continuing operations before income taxes were 0.4 percent of sales compared with earnings from continuing operations before income taxes of 6.0 percent of sales in the prior year.

Fiscal Year 2007 Summary
o Net sales grew 8.0 percent, driven by a comparable store sales gain of 5.8 percent.
o Results include $144.6 million, or 116 basis points of consolidated net sales, in pre-tax charges associated with the impairment of goodwill, store and facility closures and other restructuring activities.
o Earnings from continuing operations before income taxes were 0.1 percent of sales compared with earnings from continuing operations before income taxes of 2.0 percent of sales in the prior year.
o Domestic segment net-owned inventory at February 28, 2007, decreased $88.1 million from February 28, 2006.

"Our fiscal 2007 results, compared with our outlook at the beginning of the year, primarily reflect changes in the cost structure of the flat panel television business that occurred in the third quarter as well as the impact of significant charges associated with our actions to position the company for long-term success," said Philip J. Schoonover, chairman, president and chief executive officer of Circuit City Stores, Inc.

"Fourth quarter sales growth was somewhat less than we expected. During the quarter, flat panel television average selling prices were well below the prior year and our PC hardware business experienced volatility around the Microsoft Windows Vista operating system transition. PC hardware posted strong sales growth in both December and February, but January sales were impacted as we kept PC inventories lean in advance of the transition.

"We are disappointed in our financial performance, which largely reflects the effects of permanent changes in the television category and transitory changes in the PC category. We are responding to these market conditions by accelerating our strategy to transform Circuit City into a world-class, multi-channel consumer electronics retailer. We are moving our timetable for increasing SG&A efficiency and profit margin improvement forward while focusing on the strong revenue growth potential we see in home entertainment, digital home services and multi-channel retailing as well as opportunities to improve our real estate position.

"We made considerable progress in fiscal 2007 and are planning for more in fiscal 2008. For example, our Web-originated sales grew more than 50 percent to $1 billion compared to the prior year. We expect sales from our Web site and call centers to grow between 30 percent and 40 percent in fiscal 2008. We expect to approximately double our sales from firedogSM services this year, reaching more than $400 million. We expect to add 60 to 65 new and relocated Superstores in the coming year and up to 100 more per year beginning in fiscal 2009.

"In accelerating our transformation, we have announced programs to lower our cost and expense structure and to ensure our competitiveness. The most recent announcements, which we made last week, involved tough choices that had to be made to remain competitive and position Circuit City for profitable growth. We will continue to execute our plan, which will include making additional tough decisions as we transform the company into a world-class retailer. We are convinced that we are pursuing the right strategy to accomplish that goal and creating a cost structure that will enable us to build a stronger company, cost-effectively deliver excellent products and services to customers and provide greater shareholder value."

A summary of results by segment is shown in Table 1.

Sales
For the fourth quarter ended February 28, 2007, net sales increased 1.2 percent to $3.93 billion from $3.89 billion in the same period last year, with consolidated comparable store sales decreasing 0.5 percent from the prior year.

Net sales for the fiscal year ended February 28, 2007, increased 8.0 percent to $12.43 billion from $11.51 billion in the prior year, with consolidated comparable store sales increasing 5.8 percent.

A summary of sales results is shown in Table 2.

Domestic Segment Sales
For the fourth quarter, net sales for the domestic segment increased 1.3 percent to $3.76 billion from $3.71 billion in the same period last year, with comparable store sales decreasing 0.5 percent from the prior year. For the quarter in the domestic segment, Web-originated sales grew 25 percent, services revenues grew 59 percent and call center sales grew 51 percent from the prior year.

For fiscal 2007, Web-originated sales totaled $1 billion, and firedogSM sales, including PC services and home theater installations, exceeded $200 million.

During the fourth quarter, the domestic segment relocated 6 Superstores and opened 10 Superstores. In addition, the domestic segment closed seven Superstores. During the fiscal year, the domestic segment relocated 12, opened 23, remodeled 2 and closed 7 Superstores. An additional Superstore was closed in February in advance of opening a relocated store early in fiscal 2008.

The percent of sales represented by each major product category for the three- and twelve-month periods ended February 28, 2007 and 2006, is shown in Table 3.

In the video category, Circuit City produced a low-single-digit comparable store sales decrease in the fourth quarter. Total television comparable store sales were approximately flat compared with the prior year period, as double-digit comparable store sales growth in flat panel televisions was offset by double-digit comparable store sales declines in projection and tube televisions. Comparable store sales of digital imaging products and accessories declined by low-single digits. Comparable store sales of camcorders and DVD hardware declined double digits.

In the information technology category, Circuit City produced a low-single-digit comparable store sales increase in the fourth quarter. Comparable store sales in PC hardware increased by low-single digits as a double-digit increase in notebook computers was partially offset by a high-single-digit decline in desktop computers.

In the audio category, Circuit City produced a mid-single-digit comparable store sales decrease in the fourth quarter. A strong double-digit comparable store sales increase in navigation products was offset by a strong double-digit decline in satellite radio products and a double-digit decline in home audio products. Comparable store sales of portable digital audio products grew by mid-single digits and portable digital audio accessories declined by mid-single digits.

In the entertainment category, Circuit City produced a double-digit comparable store sales increase in the fourth quarter, reflecting a strong double-digit comparable store sales increase in video gaming products. Comparable store sales of music software declined by double digits, and comparable store sales of video software declined by mid-single digits.

Domestic segment extended warranty net sales were $110.2 million, or 2.9 percent of domestic segment net sales, in the fourth quarter, compared with $135.2 million, or 3.6 percent of domestic segment net sales, in the same period last year.

For fiscal 2007, domestic segment net sales increased 8.1 percent to $11.86 billion from $10.97 billion in the same period last year. The increase was driven primarily by a 6.1 percent comparable store sales increase.

International Segment Sales
For the fourth quarter, net sales for the international segment declined by 0.5 percent to $170.9 million from $171.8 million in the same period last year. A decline of 1 percentage point due to the fluctuations in foreign currency exchange rates was partially offset by a comparable store sales increase of 0.3 percent for the quarter in local currency.

During the fourth quarter, the international segment closed 53 retail stores, net of openings. In addition, results from the Rogers Plus(R) stores are presented as discontinued operations as the result of returning the management of 92 Rogers Plus(R) stores to Rogers Wireless Inc. in January 2007.

For fiscal 2007, international segment net sales increased 5.6 percent to $570.2 million from $540.2 million in the same period last year. The increase was driven by the effect of fluctuations in foreign currency exchange rates, which accounted for approximately 4 percentage points of the international segment's fiscal year net sales increase. Comparable store sales decreased 0.8 percent for the year in local currency.

Gross Profit
The consolidated gross profit margin was 23.7 percent in the fourth quarter compared with 24.6 percent in the same period last fiscal year. Domestic segment gross profit margin declined 45 basis points from the prior year, impacting the consolidated gross profit margin by 41 basis points, driven by a decrease in extended warranty net sales as a percentage of domestic segment net sales.

The international segment's fourth quarter gross profit margin decline decreased the consolidated gross profit margin by 49 basis points. Results include $3.3 million, or 195 basis points as a percentage of international segment net sales, for inventory write-offs associated with plans to exit certain product lines, clearance sales associated with store closures announced in February, and other actions to align international segment merchandise assortment with consumer demand. The margin rate also was impacted negatively by the continued shift from higher-margin categories, such as toys and batteries, to lower-margin categories, such as personal electronics and GPS, as well as product rate declines due to clearance activities.

For the fiscal year, the consolidated gross profit margin was 23.5 percent in fiscal 2007, a decrease of 89 basis points from 24.4 percent in fiscal 2006. The domestic segment contributed 62 basis points to the decline, primarily due to decreases in extended warranty net sales and merchandise margin. The international segment contributed 27 basis points to the decline.

Selling, General and Administrative Expenses
Selling, general and administrative (SG&A) expenses were 21.2 percent of consolidated net sales in the fourth quarter, compared with 18.7 percent of consolidated net sales in the same period last year.

The domestic segment contributed 233 basis points to the 250 basis point increase in the consolidated expense-to-sales ratio. The segment incurred pre-tax SG&A expenses of $38.4 million, or 98 basis points as a percentage of consolidated net sales, associated with store and facility closures and other restructuring activities, primarily lease-related costs and severance. Of these, $7.4 million are classified as general and administrative expenses, and the remainder is store expenses. Net incremental expenses, primarily related to strategic investments in information technology, multi-channel and innovation activities, totaled approximately 80 basis points of consolidated net sales. Relocation expenses increased by 19 basis points as a percentage of consolidated net sales compared with the prior year due primarily to a higher number of relocations during the period. The fiscal 2006 fourth quarter domestic store expenses include costs of $1.6 million related to the closing of one Superstore and one mall store.

The international segment contributed 18 basis points to the increase in the consolidated expense-to-sales ratio, as the segment's SG&A expenses as a percentage of segment net sales increased 465 basis points. The segment incurred pre-tax store expenses of $10.3 million, or 602 basis points of international segment net sales, for store closures and severance.

Fiscal 2007 consolidated selling, general and administrative expenses were 22.9 percent of net sales, compared with 22.5 percent in fiscal 2006. The year-over-year increase reflects net incremental expenses, primarily related to strategic investments in information technology, multi-channel and innovation activities, that totaled approximately 90 basis points of consolidated net sales. These expenses were partially offset by leverage of payroll and advertising expenses; expenses in these categories grew at a slower rate than net sales, resulting in a lower expense-to-sales ratio. Fiscal 2007 domestic relocation expenses include a $12.9 million benefit from the reversal of lease termination charges for seven previously-vacant locations that have re-opened or will re-open as outlet stores.

Fiscal 2006 domestic segment store expenses include a $9.4 million gain on the company's portion of the settlement in the Visa/MasterCard antitrust litigation. Fiscal 2006 international segment general and administrative expenses include $29.9 million in brand transition costs, primarily related to inventory write-downs and advertising expenses.

A summary of selling, general and administrative expenses by category is shown in Table 4.

Impairment of Goodwill
In the fourth quarter, the company recorded a non-cash impairment charge of $92 million, or 234 basis points of consolidated net sales, related to the goodwill associated with the international segment. The impairment of goodwill is not deductible for tax purposes. The net assets of the segment at February 28, 2007, totaled $250.8 million, of which $140.8 million is goodwill and net intangible assets.

Net (Loss) Earnings from Continuing Operations
The fiscal 2007 fourth quarter net loss from continuing operations totaled $15.2 million, or 9 cents per share, compared with net earnings of $148.0 million, or 84 cents per share, for the fourth quarter of fiscal 2006.

The net loss from continuing operations for the fiscal year ended February 28, 2007, totaled $13.7 million, or 8 cents per share, compared with net earnings of $147.4 million, or 82 cents per share, in the prior year. The net loss from continuing operations for fiscal 2007 includes $92 million in goodwill impairment charges related to the international segment and $35.4 million in after-tax expenses related to store and facility closures as well as other restructuring activities.

Net earnings from continuing operations for fiscal 2006 include after-tax costs of $20.0 million in international segment brand transition costs and an after-tax gain of $5.9 million from the company's portion of the Visa/MasterCard settlement.

Net Earnings (Loss) from Discontinued Operations
In the fourth quarter of fiscal 2007, net earnings from discontinued operations totaled $2.9 million and primarily related to the return of the management of 92 Rogers Plus(R) stores to Rogers Wireless Inc. in January 2007, partially offset by a net loss related to the closure of a domestic segment operation. In the fourth quarter of fiscal 2006, the net loss from discontinued operations totaled $4.3 million, and primarily related to a domestic segment operation that has been closed, partially offset by net earnings related to the 92 Rogers Plus(R) stores.

Financial Condition
At February 28, 2007, Circuit City had cash, cash equivalents and short-term investments of $739 million, compared with $838 million at February 28, 2006. The year-over-year change in the cash position reflects the use of cash for property and equipment purchases as well as share repurchases, partially offset by cash provided by operations, including the decrease in net-owned inventory.

Merchandise inventory decreased 4 percent to $1.64 billion from $1.70 billion last year, driven by reductions in non-working inventory while improving in-stocks. Merchandise payable increased 8 percent to $922 million from $850 million primarily due to a shift to more productive inventory. Net-owned inventory decreased by $133 million, of which domestic segment net-owned inventory decreased by $88 million, compared with the prior year.

Capital expenditures, net of landlord reimbursements, for the fiscal year totaled $242 million. The expenditures included $108 million related to store relocations, new store construction, store refreshes and category resets; $98 million for information technology; $25 million for distribution and other; and $11 million for the international segment. The reduced expenditures compared with the company's previously forecasted expenditures primarily resulted from delays in information technology deployment and reductions in planned innovation projects.

Stock Buyback
Circuit City continued to repurchase stock, consistent with the board's $1.2 billion authorization, during the fourth quarter. As of February 28, 2007, the company had repurchased 57.9 million shares under this authorization at a cost of $919.6 million, excluding commission fees. Of this total, repurchases during the fourth quarter totaled 5.0 million shares at a cost of $100.0 million, excluding commission fees.

Fiscal 2008 Outlook
The company expects the following in fiscal 2008:
o    consolidated net sales growth of 5 percent to 8 percent
o    domestic segment comparable store sales growth of 3 percent to 5 percent
o    net sales of firedogSM services to approximately double
o growth in direct channel sales of 30 percent to 40 percent, from $1.12 billion in fiscal 2007; direct channel includes Web-originated and call center-originated sales
o earnings from continuing operations before income taxes (EBT) as a percentage of consolidated net sales of 1.4 percent to 1.8 percent
o capital expenditures, net of landlord reimbursements, of approximately $255 million
o    depreciation and amortization expense of approximately $200 million
o a reduction in domestic segment net-owned inventory from February 28, 2007, to February 29, 2008, of $100 million to $150 million
o    60  to  65  domestic  segment  Superstore  openings,  including  17  to  19 relocations

The fiscal 2008 outlook, as updated, is based on the following assumptions:
o    a continuation of current competitive and macroeconomic environments
o sales growth in key product areas including flat panel televisions, video game hardware, notebook computers, digital imaging and portable digital audio players as well as related accessories and services
o    continued growth in direct channel sales
o    improved customer-encountered inventory in-stock levels
o    success of cost reduction initiatives currently under way

The company's fiscal 2008 outlook assumes a pre-tax loss of $40 million to $50 million for the first half of the fiscal year with a strong recovery in the second half.

Domestic segment Superstore openings estimates are shown in Table 5. The timing of store openings depends upon a number of factors and can change during the year. The company expects more than half of the openings to be in the 20,000 square foot format.

Expenses related to domestic segment store relocations and store refresh activities are expected to total approximately $25 million. The company expects that the consolidated effective income tax rate applicable to results from continuing operations will be 35.2 percent.

The company's estimate of capital expenditures includes $135 million for relocations, new store construction, store refreshes and category resets. Information technology capital expenditures are expected to total $70 million. Distribution and other capital expenditures are expected to total $40 million. Net capital expenditures of $10 million are anticipated for the international segment.

Conference Call Information
Circuit City will host a conference call for investors at 11:30 a.m. EDT today. Investors in the United States and Canada may access the call at (800) 399-0127. Other investors may access the call at (706) 634-7512. A live Web cast of the conference call will be available on the company's investor information home page at http://investor.circuitcity.com.

A replay of the call will be available by approximately 2:00 p.m. EDT today and will remain available through April 11. Investors in the United States and Canada may access the recording at (800) 642-1687, and other investors may dial
(706) 645-9291. The access code for the replay is 2114262. A replay of the call also will be available on the Circuit City investor information home page.

About Circuit City Stores, Inc.
Circuit City Stores, Inc. (NYSE:CC) is a leading specialty retailer of consumer electronics and related services. At February 28, the domestic segment operated 642 Superstores and 12 other locations in 158 U.S. media markets. At February 28, the international segment operated through 510 retail stores and 296 dealer outlets in Canada. Circuit City also operates Web sites at www.circuitcity.com, www.thesource.ca and www.firedog.com.

Forward-Looking Statements
Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements, which are subject to risks and uncertainties, including without limitation: (1) the effect of pricing and promotional activities of the company's vendors and competitors and the company's response to those actions, (2) the pace of commoditization of digital products, (3) the company's ability to control and leverage expenses as a percentage of sales, (4) the possibility of adverse changes in general economic conditions, (5) the company's ability to generate sales and margin growth through expanded service offerings, (6) the company's ability to continue to generate strong sales growth in key product categories and through its direct sales channel, (7) the impact of inventory and supply chain management initiatives on inventory levels and profitability, (8) the impact of initiatives related to upgrading merchandising, marketing and information systems on revenue and margin and the costs associated with these investments, (9) the availability of real estate that meets the company's criteria for new and relocating stores,
(10) the cost and timeliness of new store openings and relocations, (11) the company's ability to implement sales and profitability improvements for the international segment, (12) a continued strong product cycle for consumer electronics, and (13) the accuracy of the assumptions underlying the company's projected 2008 results as discussed under "Fiscal 2008 Outlook" in this release. Discussion of additional factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations is set forth under Management's Discussion and Analysis of Results of Operations and Financial Condition in the Circuit City Stores, Inc. Annual Report on Form 10-K for the fiscal year ended February 28, 2006, in the Quarterly Report on Form 10-Q for the fiscal quarter ended November 30, 2006, and in the company's other SEC filings. A copy of the annual report is available on the company's Web site at http://investor.circuitcity.com.

Contact: Bill Cimino, Director of Corporate Communications, (804) 418-8163 Jessica Clarke, Investor Relations, (804) 527-4038




                            CIRCUIT CITY STORES, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      PERIODS ENDED FEBRUARY 28 (UNAUDITED)
                  (Amounts in thousands except per share data)

                                                                   Three Months                      Twelve Months
                                                               2007            2006              2007             2006

NET SALES                                                  $  3,933,659    $  3,886,385     $  12,429,754    $  11,514,151
Cost of sales, buying and warehousing                         2,999,597       2,928,748         9,506,938        8,703,683
                                                            ------------    ------------     -------------    -------------

GROSS PROFIT                                                    934,062         957,637         2,922,816        2,810,468

Selling, general and administrative expenses                    835,891         728,547         2,841,619        2,595,706

Impairment of goodwill                                           92,000               -            92,000                -
                                                            ------------    ------------     -------------    -------------

OPERATING INCOME (LOSS)                                           6,171         229,090           (10,803)         214,762

Interest income                                                   8,566           6,598            27,150           21,826

Interest expense                                                    160           1,400             1,519            3,143
                                                            ------------    ------------     -------------    -------------

Earnings from continuing operations before income taxes          14,577         234,288            14,828          233,445

Income tax provision                                             29,727          86,308            28,515           85,996
                                                            ------------    ------------     -------------    -------------

NET (LOSS) EARNINGS FROM CONTINUING OPERATIONS                  (15,150)        147,980           (13,687)         147,449

EARNINGS (LOSS) FROM DISCONTINUED OPERATIONS, NET OF TAX          2,941          (4,262)              128           (5,350)

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING
    PRINCIPLE, NET OF TAX                                             -          (2,353)            1,773           (2,353)
                                                            ------------    ------------     -------------    -------------

NET (LOSS) EARNINGS                                        $    (12,209)   $    141,365     $     (11,786)   $     139,746
                                                            ============    ============     =============    =============

Weighted average common shares:
      Basic                                                     169,478         171,433           170,448          177,456
                                                            ============    ============     =============    =============
      Diluted                                                   169,478         175,516           170,448          180,653
                                                            ============    ============     =============    =============

(LOSS) EARNINGS PER SHARE:
    Basic:
      Continuing operations                                $      (0.09)   $       0.86     $       (0.08)   $        0.83
      Discontinued operations                              $       0.02    $      (0.02)    $           -    $       (0.03)
      Cumulative effect of change in accounting principle  $          -    $      (0.01)    $        0.01    $       (0.01)
      Net (loss) earnings                                  $      (0.07)   $       0.82     $       (0.07)   $        0.79


    Diluted:
      Continuing operations                                $      (0.09)   $       0.84     $       (0.08)   $        0.82
      Discontinued operations                              $       0.02    $      (0.02)    $           -    $       (0.03)
      Cumulative effect of change in accounting principle  $          -    $      (0.01)    $        0.01    $       (0.01)
      Net (loss) earnings                                  $      (0.07)   $       0.81     $       (0.07)   $        0.77





                            CIRCUIT CITY STORES, INC.
                     CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                             (Amounts in thousands)
                                                                                     February 28
                                                                          2007                        2006
                                                                     ----------------            ----------------
ASSETS

Current Assets:
Cash and cash equivalents                                          $         141,141           $         315,970
Short-term investments                                                       598,341                     521,992
Accounts receivable, net of allowance for doubtful accounts                  371,055                     220,869
Merchandise inventory                                                      1,636,507                   1,698,026
Deferred income taxes                                                         34,868                      29,598
Income tax recoverable                                                        44,717                       5,571
Prepaid expenses and other current assets                                     47,378                      41,315
                                                                     ----------------            ----------------
Total Current Assets                                                       2,874,007                   2,833,341

Property and equipment, net of accumulated depreciation                      921,027                     839,356
Deferred income taxes                                                         31,910                      97,889
Goodwill                                                                     121,774                     223,999
Other intangible assets, net of accumulated amortization                      19,285                      30,372
Other assets                                                                  29,775                      44,087
                                                                     ----------------            ----------------

TOTAL ASSETS                                                       $       3,997,778           $       4,069,044
                                                                     ================            ================
LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Merchandise payable                                                $         922,205           $         850,359
Expenses payable                                                             275,709                     202,300
Accrued expenses and other current liabilities                               404,444                     379,768
Accrued compensation                                                          98,509                      84,743
Accrued income taxes                                                               -                      75,909
Short-term debt                                                                    -                      22,003
Current installments of long-term debt                                         7,162                       7,248
                                                                     ----------------            ----------------
 Total Current Liabilities                                                  1,708,029                   1,622,330

Long-term debt, excluding current installments                                50,487                      51,985
Accrued straight-line rent and deferred rent credits                         277,636                     256,120
Accrued lease termination costs                                               76,326                      79,091
Other liabilities                                                             97,561                     104,885
                                                                     ----------------            ----------------
TOTAL LIABILITIES                                                          2,210,039                   2,114,411
                                                                     ----------------            ----------------

Stockholders' Equity:
Common stock                                                                  85,345                      87,395
Capital in excess of par value                                               344,144                     458,211
Retained earnings                                                          1,332,812                   1,364,740
Accumulated other comprehensive income                                        25,438                      44,287
                                                                     ----------------            ----------------

TOTAL STOCKHOLDERS' EQUITY                                                 1,787,739                   1,954,633
                                                                     ----------------            ----------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                         $       3,997,778           $       4,069,044
                                                                     ================            ================



Table 1: Segment Performance Summary

Domestic Segment
                                                    Three Months Ended February 28               Twelve Months Ended February 28
                                                        2007                  2006                2007                  2006
                                                            % of                 % of                   % of                  % of
(Dollar amounts in millions)                       $       Sales         $       Sales         $        Sales        $        Sales
----------------------------------------------------------------------------------------    ---------------------------------------
Net sales                                       $3,762.7  100.0%     $3,714.5   100.0%      $11,859.6   100.0%    $10,974.0  100.0%
Gross profit                                    $  887.5   23.6%     $  892.7    24.0%      $ 2,734.5    23.1%    $ 2,604.5   23.7%
Selling, general and administrative expenses    $  772.1   20.5%     $  672.4    18.1%      $ 2,632.8    22.2%    $ 2,379.9   21.7%
Net earnings from continuing operations         $   89.2    2.4%     $  143.2     3.9%      $    93.6     0.8%    $   154.8    1.4%

International Segment
                                                    Three Months Ended February 28               Twelve Months Ended February 28
                                                        2007                 2006                2007                    2006
                                                            % of                 % of                   % of                 % of
(Dollar amounts in millions)                       $       Sales         $       Sales        $        Sales          $      Sales
----------------------------------------------------------------------------------------   ---------------------------------------
Net sales                                      $   170.9   100.0%    $  171.8   100.0%     $   570.2    100.0%   $   540.2   100.0%
Gross profit                                   $    46.5    27.2%    $   64.9    37.8%     $   188.4     33.0%   $   206.0    38.1%
Selling, general and administrative expenses   $    63.8    37.3%    $   56.1    32.7%     $   208.8     36.6%   $   215.8    39.9%
Impairment of goodwill                         $    92.0    53.8%    $      -       -%     $    92.0     16.1%   $       -       -%
Net (loss) earnings from continuing operations $  (104.4) (61.1)%    $    4.8     2.8%     $  (107.3)   (18.8)%  $    (7.3)   (1.4)%

Table 2: Sales Summary

                                  Three Months Ended                   Comparable    Twelve Months Ended                Comparable
                                      February 28         Year-Over-   Store Sales       February 28       Year-Over-   Store Sales
(Dollar amounts in millions)       2007        2006       Year Change   Change(a)      2007       2006     Year Change    Change(a)
----------------------------------------------------------------------------------  ------------------------------------------------
Domestic segment sales           $3,762.7   $3,714.5         1.3%       (0.5)%      $11,859.6   $10,974.0       8.1%        6.1%
International segment sales         170.9      171.8        (0.5)%       0.3%           570.2       540.2       5.6%       (0.8)%
                                 ---------------------                              ----------------------
Net sales                        $3,933.7   $3,886.4         1.2%       (0.5)%      $12,429.8   $11,514.2       8.0%        5.8%
                                 ======================                             ======================

(a) A store's sales are included in comparable store sales after the store has been open for a full 12 months. In addition, comparable store sales include Web-originated sales and sales from relocated stores. The calculation of comparable store sales excludes the impact of fluctuations in foreign currency exchange rates.



Table 3: Percent of Domestic Segment Sales by Category(a)

                                                   Three Months Ended            Twelve Months Ended
                                                     February 28                      February 28
                                                   2007        2006                 2007        2006
-------------------------------------------------------------------------      -------------------------
Video                                                  43%         45%               44%          44%
Information technology                                 26          25                28           28
Audio                                                  17          17                16           16
Entertainment                                          14          13                12           12
                                                 ------------------------      -------------------------
Total                                                 100%        100%              100%         100%
                                                 ========================      =========================

(a) Excludes extended warranty revenue and installation revenue


Table 4: Selling, General and Administrative Expenses

Consolidated
                                            Three Months Ended February 28                  Twelve Months Ended February 28
                                            2007                    2006                    2007                    2006
                                                 % of                     % of                    % of                    % of
(Dollar amounts in millions)               $      Sales           $      Sales             $      Sales            $      Sales
---------------------------------------------------------------------------------   ----------------------------------------------
Store expenses(a)                       $716.8    18.2%        $641.5    16.5%         $2,447.2   19.7%        $2,235.4   19.4%
General and administrative expenses(b)   101.0     2.6           74.8     1.9             350.1    2.8            317.2    2.8
Stock-based compensation expense           3.5     0.1            7.8     0.2              24.2    0.2             26.9    0.2
Remodel expenses                           0.1       -              -       -               0.7      -                -      -
Relocation expenses(c)                     9.5     0.2            2.2     0.1               4.5      -              7.1    0.1
Pre-opening expenses                       5.0     0.1            2.4     0.1              14.8    0.1              9.0    0.1
                                     --------------------------------------------   ----------------------------------------------
Total                                   $835.9    21.2%        $728.5    18.7%         $2,841.6   22.9%        $2,595.7   22.5%
                                     ============================================   ==============================================

(a) Store expenses for the three- and twelve-month periods ended February 28, 2007, include expenses of $41.3 million associated with store and other facility closures and other restructuring activities.
(b) General and administrative expenses for the three- and twelve-month periods ended February 28, 2007, include expenses of $7.4 million associated with restructuring activities.
(c) Relocation expenses for the twelve months ended February 28, 2007, include expenses associated with completing 12 relocations, partially offset by a benefit of $12.9 million from the reversal of lease termination charges for seven previously-vacant stores that have re-opened or will re-open as outlet stores.


Domestic Segment
                                           Three Months Ended February 28                Twelve Months Ended February 28
                                             2007                   2006                   2007                     2006
                                                  % of                    % of                  % of                     % of
(Dollar amounts in millions)               $      Sales           $      Sales           $      Sales            $      Sales
---------------------------------------------------------------------------------   --------------------------------------------
Store expenses(a)                       $664.9    17.7%        $596.0    16.0%        $2,278.2   19.2%       $2,085.4   19.0%
General and administrative expenses(b)    89.4     2.4           64.5     1.7            312.1    2.6           252.5    2.3
Stock-based compensation expense           3.3     0.1            7.4     0.2             22.5    0.2            25.9    0.2
Remodel expenses                           0.1       -              -       -              0.7      -               -      -
Relocation expenses(c)                     9.5     0.3            2.2     0.1              4.5      -             7.1    0.1
Pre-opening expenses                       5.0     0.1            2.4     0.1             14.8    0.1             9.0    0.1
                                     --------------------------------------------   --------------------------------------------
Total                                   $772.1    20.5%         $672.4    18.1%       $2,632.8   22.2%       $2,379.9   21.7%
                                     ============================================   ============================================

(a) Store expenses for the three- and twelve-month periods ended February 28, 2007, include expenses of $31.0 million associated with store and other facility closures and other restructuring activities.
(b) General and administrative expenses for the three- and twelve-month periods ended February 28, 2007, include expenses of $7.4 million associated with restructuring activities.
(c) Relocation expenses for the twelve months ended February 28, 2007, include expenses associated with completing 12 relocations, partially offset by a benefit of $12.9 million from the reversal of lease termination charges for seven previously-vacant stores that have re-opened or will re-open as outlet stores.


International Segment
                                           Three Months Ended February 28                    Twelve Months Ended February 28
                                             2007                 2006                   2007                   2006
                                                 % of                  % of                   % of                  % of
(Dollar amounts in millions)                $    Sales         $       Sales          $      Sales            $    Sales
-------------------------------------------------------------------------------   ------------------------------------------
Store expenses(a)                        $51.9    30.4%       $45.5    26.5%        $169.0   29.6%         $150.1    27.8%
General and administrative expenses       11.6     6.8         10.3     6.0           38.1    6.7            64.7    12.0
Stock-based compensation expense           0.2     0.1          0.3     0.2            1.7    0.3             1.0     0.2
                                     ------------------------------------------   ------------------------------------------
Total                                    $63.8    37.3%       $56.1    32.7%        $208.8   36.6%         $215.8    39.9%
                                     ==========================================   ==========================================

(a) Store expenses for the three- and twelve-month periods ended February 28, 2007, include expenses of $10.3 million associated with store and other facility closures and other restructuring activities.

Table 5: Domestic Segment Superstore Openings Estimates(a)

                                         Q1(a)   Q2     Q3        Q4     FY08
--------------------------------------------------------------------------------
Incremental Superstores                   0      11    22-24     10-11   43-46
Relocated Superstores                     1       5     5-6       6-7    17-19
                                       -----------------------------------------
Total Superstore openings                 1      16    27-30     16-18   60-65
                                       =========================================

(a) On February 26, 2007, the company closed one store in advance of opening a replacement store in the first quarter of fiscal 2008. The replacement store is included in relocations for the first quarter of fiscal 2008.


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